Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847/439-2210

MEDIA CONTACT:

Katie Wood

Edelman

312/240-2827

FOR IMMEDIATE RELEASE

MATERIAL SCIENCES ANNOUNCES THE DEPARTURE OF JEFFREY

SIEMERS, CHIEF FINANCIAL OFFICER

Siemers to Remain with Company through Completion of 10-K Filing

Elk Grove Village, IL – February 7, 2006 – Material Sciences Corporation (NYSE: MSC) today announced that Jeffrey J. Siemers, Executive Vice President, Chief Administrative and Financial Officer and Secretary, is leaving the company. Mr. Siemers is timing his departure to coincide with the expected completion of the company’s year-end financial audit and Annual Report on Form 10-K. Mr. Siemers has accepted the position of Chief Financial Officer with Serigraph, Inc., a privately held manufacturer of decorative components located in West Bend, Wisconsin.

“Jeff has been an important part of the management team at MSC and we wish him well in his new position,” said Clifford D. Nastas, Chief Executive Officer of Material Sciences Corporation. “We have commenced a search for his successor.”

Commenting on his departure, Mr. Siemers said, “Throughout my tenure at the company, I have enjoyed many exciting challenges and have felt privileged to work with such a talented and dedicated group of people. The decision to leave the company was a difficult one, but is the right one for me and my family.”

Siemers joined Material Sciences in July 2004 as vice president and chief financial officer and was promoted to his current positions in June 2005.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC.